Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of California BanCorp of our report dated April 14, 2020 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of California BanCorp for the year ended December 31, 2019.

/s/ Crowe LLP
Crowe LLP

Sacramento, California

December 7, 2020